Exhibit 99.1

Synta Pharmaceuticals Corp. 45 Hartwell Avenue Lexington, MA 02421 tel: 781 541 7125 fax: 781 274 8228 www.syntapharma.com

Synta Pharmaceuticals Enters Into Agreement to Sell $5.0 Million in Common Stock Directly to an Affiliate of Synta Board Member Bruce Kovner

LEXINGTON, Mass., April 14, 2014 (BUSINESS WIRE) — Synta Pharmaceuticals Corp. (NASDAQ: SNTA) today announced the entry into a Subscription Agreement with an entity affiliated with Bruce Kovner, one of Synta’s directors and its largest stockholder, to sell 1,250,000 shares of its common stock at a price of $4.01 per share. The proceeds to Synta are expected to be approximately $5.0 million after deducting estimated offering expenses payable by Synta.  The shares were offered directly without a placement agent, underwriter, broker or dealer.

The net proceeds from the sale will be used to fund Synta’s operations, including, research and development, clinical trials, manufacturing, intellectual property protection and enforcement, and working capital, and for other general corporate purposes.

The shares described above are registered under the Securities Act of 1933, as amended, pursuant to Synta Pharmaceuticals’ effective shelf registration statement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Synta Pharmaceuticals Corp. nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Synta Pharmaceuticals

Synta Pharmaceuticals Corp. is a biopharmaceutical company focused on discovering, developing, and commercializing small molecule drugs to extend and enhance the lives of patients with severe medical conditions, including cancer and chronic inflammatory diseases. Synta has a unique chemical compound library, an integrated discovery engine, and a diverse pipeline of clinical- and preclinical-stage drug candidates with distinct mechanisms of action and novel chemical structures. All Synta drug candidates were invented by Synta scientists using its compound library and discovery capabilities. For more information, please visit www.syntapharma.com.

Safe Harbor Statement

This media release may contain forward-looking statements about Synta Pharmaceuticals Corp. Such forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “would”, “should”, “expects”, “anticipates”, “intends”, “plans”, “believes”, “may”, “estimates”, “predicts”, “projects”, or similar expressions intended to identify forward-looking statements. Such statements reflect Synta’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including those described in “Risk Factors” of our Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission. Synta undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

Source: Synta Pharmaceuticals Corp.

Synta Pharmaceuticals Corp.
Steven Bernitz, 781-541-7250
Senior Vice President, Corporate Development
sbernitz@syntapharma.com
or
Argot Partners
Andrea Rabney, 212-600-1494
andrea@argotpartners.com
or
Argot Partners
Eliza Schleifstein, 917-763-8106
eliza@argotpartners.com